Exhibit 99.1

Financial Contact:

Josh Hirsberg

(702) 792-7234

joshhirsberg@boydgaming.com

Media Contact:

David Strow

(702) 792-7386

davidstrow@boydgaming.com

BOYD GAMING TO ACQUIRE LATTNER ENTERTAINMENT GROUP

Company Expanding into Distributed Gaming Business

LAS VEGAS – MAY 2, 2018 — Boyd Gaming Corporation (NYSE: BYD) today announced that it has entered into a definitive agreement to acquire Lattner Entertainment Group Illinois, LLC (“Lattner”), for total cash consideration of $100 million. Lattner currently operates nearly 1,000 gaming units in 220 locations across the state of Illinois.

The purchase price represents an implied multiple of approximately 8 times Adjusted EBITDA, including incremental growth opportunities and expected cost synergies. The Company anticipates the acquisition will be free cash flow positive and immediately accretive to earnings.

Keith Smith, President and Chief Executive Officer of Boyd Gaming, said: “The acquisition of Lattner is a strategic opportunity to further diversify and expand our business. Lattner will provide us a valuable new avenue to access gaming customers, and a platform to participate in the expansion of distributed gaming. We are excited to welcome the Lattner team to Boyd Gaming, and look forward to establishing ourselves as one of the leading distributed gaming operators in the country.”

The transaction is expected to close by the end of the second quarter of 2018, subject to the satisfaction of customary closing conditions and the receipt of all required regulatory approvals. The Company intends to finance the transaction through cash flow from operations and availability under its existing credit facility.

Morrison & Foerster LLP served as legal advisor to Boyd Gaming for the transaction. Wells Fargo Securities served as exclusive financial advisor and Koley Jessen served as legal advisor to Lattner during the transaction.

About Boyd Gaming

Founded in 1975, Boyd Gaming Corporation (NYSE: BYD) is a leading geographically diversified operator of 24 gaming entertainment properties in seven states. The Company currently operates 1.36 million square feet of casino space, more than 30,000 gaming machines, 630 table games, 9,400 hotel rooms and more than 280 food and beverage outlets. With one of the most experienced leadership teams in the casino industry, Boyd Gaming prides itself on offering its guests an outstanding entertainment experience, delivered with unwavering attention to customer service. For additional Company information and press releases, visit www.boydgaming.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding the transactions contemplated by the definitive agreement, Boyd Gaming’s expectations regarding the amount of the purchase price, timing of closing, the potential benefits to be achieved from the acquisition, including the potential to gain strong positions in three metropolitan areas, the effects on Boyd Gaming’s size, scale, customer base, and free cash flow, expectations regarding timing for the transaction to be free cash flow positive and accretive to Boyd Gaming’s earnings, the expected cost synergies, and any statements or assumptions underlying any of the foregoing. These forward-looking statements are based upon the current beliefs and expectations of management and involve certain risks and uncertainties, including (without limitation) the possibility that the transactions contemplated by the definitive agreement will not close on the expected terms (or at all), or that Boyd Gaming is unable to successfully integrate the acquired assets or realize the expected synergies or that the properties will be cash flow positive or accretive to Boyd Gaming’s earnings as anticipated; litigation, antitrust matters or the satisfaction or waiver of any of the closing conditions that could delay or prevent the closing of the transactions contemplated by the definitive agreement; and changes to the financial conditions of the parties, or the credit markets, or the economic conditions in the areas in which they operate. Additional factors are discussed in “Risk Factors” in Boyd Gaming’s annual, periodic and current reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this press release are made as of the date hereof, based on information available to Boyd Gaming as of the date hereof, and Boyd Gaming assumes no obligation to update any forward-looking statement.

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